Exhibit 4.4


                                 AMENDMENT NO. 2
                                     TO THE
                                VAIL BANKS, INC.
                    AMENDED AND RESTATED STOCK INCENTIVE PLAN

        THIS AMENDMENT is hereby made and entered into this 19th day of April, 2004, by VAIL BANKS, INC. (the "Company").

                              W I T N E S S E T H:
                               - - - - - - - - - -

        WHEREAS, the Company adopted the Amended and Restated Stock Incentive Plan (the "Plan") on June 25, 1998, to provide grants of stock options and other equity awards to employees who are responsible for the future growth and continued success of the business; and

        WHEREAS, the shareholders previously approved the Plan; and

        WHEREAS, the Company now desires to amend the Plan in the manner hereinafter provided, subject to the approval of the Company's shareholders;

        NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the Plan is hereby amended as follows:

                                       1.

        SECTION 1.1 of the Plan is amended by deleting the last sentence of the first paragraph in its entirety and substituting the following therefor:

        "The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Awards, and Performance Share Awards."

                                       2.

        SECTION 2(B) of the Plan is amended by deleting such section in its entirety and substituting the following therefor:

        "(b) "AWARD" means, individually or collectively, a grant under this Plan of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Stock Awards, or Performance Share Awards."

                                       3.

        ARTICLE 2 of the Plan is amended by adding the following new definitions as subsections (bb) and (dd), and by renumbering the existing subsection (bb) as
(cc), (cc) as (ee), and (dd) as (ff):


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        "(bb) "Restricted Stock Units (or RSUs)" means a right granted under
        Article 7 of the Plan to receive a number of Shares or a cash payment for each such Share equal to the Fair Market Value of a Share on a specified date."

         "(dd) "Stock Appreciation Right" or "SAR" means an Award granted under
         Article 6 which provides for an amount payable in Shares and/or cash, as determined by the Committee, equal to the excess of the Fair Market Value of a Share on the day the Stock Appreciation Right is exercised over the specified purchase price."

                                       4.

        ARTICLE 4 of the Plan is amended by deleting such Article in its entirety and substituting the following therefor:

        "ARTICLE 4. SHARES SUBJECT TO THE PLAN

        4.1 NUMBER OF SHARES. (a) Subject to adjustment as provided in Section 4.3, the aggregate number of Shares which are available for issuance pursuant to Awards under the Plan is one million two hundred fifty thousand (1,250,000) Shares, of which, 625,000 Shares may be granted as ISOs. In addition, the number of Shares available for issuance under the Plan shall automatically increase on each January 1st by an amount equal to twenty percent (20%) of the increase, if any, in the total number of Shares outstanding as of such January 1st over the number of such Shares outstanding as of the immediately preceding January 1st; provided, however, that none of the Shares added each calendar year under this automatic increase provision shall be available for grant of ISOs. The total issued and outstanding Shares as of any January 1st shall include for purposes of the above calculations the number of Shares into which other securities or instruments (e.g., convertible preferred stock or convertible debentures, but not outstanding options or warrants to acquire stock) issued by the Company are currently convertible. All Shares issued under this Plan shall be made available from Shares currently authorized but unissued or Shares currently held (or subsequently acquired) by the Company as treasury shares, including Shares purchased in the open market or in private transactions.

                (b) The following rules shall apply for purposes of the determination of the number of Shares available for grant under the
        Plan:

                        (i) If, for any reason, any Shares awarded or subject to
                purchase under the Plan are not delivered or purchased, or are reacquired by the Company, for reasons including, but not limited to, a forfeiture of Restricted Stock or termination, expiration or cancellation of an Option, Stock Appreciation Right, Restricted Stock Units, or Performance Shares, such Shares shall not be charged against the aggregate number of Shares available for issuance pursuant to Awards under the Plan and shall again be available for issuance pursuant to Awards under the Plan. If the exercise price and/or withholding obligation under an Option is satisfied by tendering Shares to the Company (either by actual delivery or attestation), only the number of Shares issued net of the Shares so tendered shall be deemed delivered for purposes of



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                determining the maximum number of Shares available for issuance under the Plan.

                        (ii) Each Performance Share awarded that may be settled
                in a Share shall be counted as one Share subject to an Award. Performance Shares that may not be settled in Shares (or that may be settled in Shares but are not) shall not result in a charge against the aggregate number of Shares available for issuance.

                        (iii) Each Stock Appreciation Right or Restricted Stock
                Unit that may be settled in a Share shall be counted as one Share subject to an award. Stock Appreciation Rights or Restricted Stock Units that may not be settled in Shares (or that may be settled in Shares but are not) shall not result in a charge against the aggregate number of Shares available for issuance. In addition, if a Stock Appreciation Right is granted in connection with an Option and the exercise of the Stock Appreciation Right results in the loss of the Option right, the Shares that otherwise would have been issued upon the exercise of such related Option shall not result in a charge against the aggregate number of Shares available for issuance.

                4.2 INDIVIDUAL LIMITS. Except to the extent the Committee determines that an Award to a Named Executive Officer shall not comply with the performance-based compensation provisions of Code Section 162(m), the following rules shall apply to Awards under the Plan:

                (a) OPTIONS AND SARS. The maximum number of Options and Stock Appreciation Rights that, in the aggregate, may be granted pursuant to Awards in any one calendar year to any one Participant shall be one hundred thousand (100,000).

                (b) RESTRICTED STOCK, RESTRICTED STOCK UNITS AND PERFORMANCE SHARES. The maximum aggregate number of Shares of Restricted Stock, number of Restricted Stock Units and Performance Shares that may be granted pursuant to Awards in any one calendar year to any one Participant shall be one hundred thousand (100,000) Shares.

                4.3 ADJUSTMENT OF SHARES. If any change in corporate capitalization, such as a stock split, reverse stock split, stock dividend, or any corporate transaction such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company's corporate structure, or any distribution to stockholders (other than a cash dividend) results in the outstanding Shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation; or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding Shares; then equitable adjustments shall be made by the Committee, as it determines are necessary and appropriate, in:


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

                (a) the limitation on the aggregate number of Shares that may be awarded as set forth in Section 4.1, including, without limitation, with respect to Incentive Stock Options;

                (b) the limitations on the aggregate number of Shares that may be awarded to any one single Participant as set forth in Section 4.2;

                (c) the number and class of Shares that may be subject to an Award, and which have not been issued or transferred under an outstanding Award;

                (d) the Option Price under outstanding Options and the number of Shares to be transferred in settlement of outstanding Stock Appreciation Rights; and

                (e) the terms, conditions or restrictions of any Award and Agreement, including the price payable for the acquisition of Shares; provided, however, that all such adjustments made in respect of each ISO shall be accomplished so that such Option shall continue to be an incentive stock option within the meaning of Code Section 422."

                                       5.

        ARTICLE 6 of the Plan is amended by adding the following as a new
SECTION 6.9:

                "6.9 STOCK APPRECIATION RIGHTS

                (a) GRANT OF SARS. A Stock Appreciation Right may be granted to a Participant in connection with an Option granted under this Plan or may be granted independently of any Option. A Stock Appreciation Right shall entitle the holder, within the exercise period (which shall not exceed 10 years), to exercise the SAR and receive in exchange therefor a payment having an aggregate value equal to the amount by which the Fair Market Value of a Share exceeds the exercise price, times the number of Shares with respect to which the SAR is exercised. SARs shall be subject to the same limitations on transferability as Nonqualified Stock Options as provided in Section 6.7. A SAR granted in connection with an Option (a "Tandem SAR") shall entitle the holder of the related Option, within the period specified for the exercise of the Option, to surrender the unexercised Option, or a portion thereof, and to receive in exchange therefor a payment having an aggregate value equal to the amount by which the Fair Market Value of a Share exceeds the Option price per Share, times the number of Shares under the Option, or portion thereof, which is surrendered. The Committee may provide in the Agreement for an SAR for automatic accelerated vesting and other rights upon the occurrence of a Change in Control or upon the occurrence of other events specified in the Agreement.

                (b) TANDEM SARS. Each Tandem SAR shall be subject to the same terms and conditions as the related Option, including limitations on transferability, and shall be exercisable only to the extent such Option is exercisable and shall terminate or lapse and cease to be exercisable when the related Option terminates or lapses. The grant of Stock Appreciation Rights related to ISOs must be concurrent with the



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        grant of the ISOs. With respect to NQSOs, the grant either may be concurrent with the grant of the NQSOs, or in connection with NQSOs previously granted under this Article 6, which are unexercised and have not terminated or lapsed.

                (c) PAYMENT. The Committee shall have sole discretion to determine in each Agreement whether the payment with respect to the exercise of an SAR will be in the form of all cash, all Shares, or any combination thereof. If payment is to be made in Shares, the number of Shares shall be determined based on the Fair Market Value of a Share on the date of exercise. If the Committee elects to make full payment in Shares, no fractional Shares shall be issued and cash payments shall be made in lieu of fractional shares. The Committee shall have sole discretion as to the timing of any payment made in cash or Shares, or a combination thereof, upon exercise of SARs. Payment may be made in a lump sum, in annual installments or may be otherwise deferred; and the Committee shall have sole discretion to determine whether any deferred payments may bear amounts equivalent to interest or cash dividends.

                (d) EXERCISE OF SARS. Upon exercise of an SAR, the number of Shares subject to exercise under any related Option shall automatically be reduced by the number of Shares represented by the Option or portion thereof which is surrendered."

                                       6.

        ARTICLE 7 of the Plan is amended by adding the following as a new
SECTION 7.6:

                "7.6 RESTRICTED STOCK UNITS (OR RSUS). Awards of Restricted Stock Units may be made to Participants in accordance with the following terms and conditions:

                (a) The Committee, in its discretion, shall determine the number of RSUs to grant to a Participant, the Restriction Period and other terms and conditions of the Award, including whether the Award will be paid in cash, Shares or a combination of the two and the time when the Award will be payable (i.e., at vesting, termination of employment or another date).

                (b) Unless the Agreement provides otherwise, RSUs shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

                (c) Restrictions upon RSUs awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may provide in the Agreement. Unless the Agreement provides otherwise, in the event of a Change in Control, all restrictions upon any RSUs shall lapse immediately and all such RSUs shall become fully vested in the Participant.

                (d) The Agreement shall set forth the terms and conditions that shall apply upon the termination of the Participant's employment with the Company or



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        any subsidiary of the Company (including a forfeiture of RSUs for which the restrictions have not lapsed upon Participant's ceasing to be employed) as the Committee may, in its discretion, determine at the time the Award is granted or thereafter."

                                       7.

        SECTION 13.1 of the Plan is amended by deleting such section in its entirety and substituting the following therefor:

        "13.1 AMENDMENT, MODIFICATION AND TERMINATION. Subject to the requirements of Section 13.2, the Committee or the Board may, at any time, terminate or from time to time amend the Plan in whole or in part. To the extent required by Code Sections 162(m) or 422 and/or the rules of NASDAQ or any exchange upon which the Shares are traded or other applicable law, no amendment shall be effective unless approved by the shareholders of the Company at an annual or special meeting."

                                       8.

        Except as hereby modified, the Plan shall remain in full force and effect in accordance with its terms.

        IN WITNESS WHEREOF, the Company has executed this Amendment as of the day and year first written above.

                                          VAIL BANKS, INC.

                                          By:  /s/ Lisa M. Dillon
                                              ----------------------------------